Exhibit (21.0)

BADGER METER, INC.

SUBSIDIARIES OF THE REGISTRANT

The Company’s subsidiaries are listed below. All of the subsidiaries of the Company listed below are included in the Company’s consolidated financial statements with the exception of Racine Federated, Inc., and its subsidiary, Premier Control Technologies, Ltd., that were acquired subsequent to 2011.

Name	Percentage of ownership	State or country in which organized
Badger Meter de las Americas, SA de CV	100%	Mexico

Badger Meter Canada, Inc.	100%	Canada

Badger Meter Czech Republic (a subsidiary of Badger Meter International, Inc.)	100%	Czech Republic

Badger Meter Europe, GmbH	100%	Federal Republic of Germany

Badger Meter International, Inc. (an international holding company of Badger Meter, Inc.)	100%	United States (Wisconsin)

Badger Meter de Mexico, SA de CV	100%	Mexico

Badger Meter Slovakia (a subsidiary of Badger Meter Europe, GmbH)	100%	Slovakia

Cox Flow Measurement, Inc. (merged into Badger Meter, Inc. on December 31, 2010)	100%	United States (Arizona)

Premier Control Technologies, Ltd. (a subsidiary of Racine Federated, Inc.) (acquired in February 2012 as a subsequent event)	100%	England

Racine Federated, Inc. (acquired in February 2012 as a subsequent event)	100%	United States (Wisconsin)

Remag AG (a subsidiary of Badger Meter International, Inc.)	100%	Switzerland